UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2014

Credit Suisse Asset Management Income Fund, Inc.

(Exact name of registrant as specified in its charter)

Maryland	811-184589	23-2451535
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

One Madison Avenue

New York, New York 10010

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 325-2000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

The recent settlements involving Credit Suisse AG and Credit Suisse Group AG (described below) (“Settlements”) do not involve Credit Suisse Asset Management Income Fund, Inc. (the “Fund”) or Credit Suisse Asset Management, LLC, the Fund’s investment adviser (the “Adviser”). The Adviser has informed the Fund that, subject to the receipt of a permanent exemptive order (described below), the Adviser believes the Settlements will not have any material impact on the Fund or on the ability of the Adviser to perform services for the Fund.

Credit Suisse AG (“CSAG”) is the indirect parent company of the Adviser. Neither the Adviser nor the Fund was named in the Plea Agreement (as defined below) or other settlements relating to the conduct set out in the Plea Agreement. The conduct set out in the Plea Agreement did not involve the Fund or the Adviser with respect to its investment adviser activities relating to the Fund or any other funds that receive services from the Adviser.

The Adviser and certain of its affiliates have received a temporary exemptive order and have applied for a permanent exemptive order from the Securities and Exchange Commission (the “Commission”) to permit them to continue serving as investment advisers and principal underwriters for U.S.-registered investment companies, such as the Fund. Due to a provision in the law governing the operation of U.S.-registered investment companies, they would otherwise have become ineligible to perform these activities as a result of the plea in the Plea Agreement. The temporary exemptive order permits the Adviser to continue to provide services to the Fund, so long as, among other things, no current or former employee of CSAG or any affiliate of CSAG who previously has been or who subsequently may be identified by CSAG or any U.S. or non-U.S. regulatory or enforcement agencies as having been responsible for the conduct described in the Plea Agreement will be employed by the Adviser and certain of its affiliates. The Adviser has informed the Fund that, subject to the receipt of a permanent exemptive order at the time of sentencing, the Adviser believes the Settlements will not have any material impact on the Fund or on the ability of the Adviser to perform services for the Fund.

Description of Recent Settlements

On May 19, 2014, the U.S. Department of Justice (the “Department of Justice”) filed a one-count criminal information (the “Information”) in the District Court for the Eastern District of Virginia charging CSAG with conspiracy to commit tax fraud related to accounts CSAG established for cross-border clients. The Department of Justice and CSAG entered into a plea agreement (the “Plea Agreement”) settling the action pursuant to which CSAG pleaded guilty to the charge set out in the Information.

The Plea Agreement requires CSAG to pay over $1.8 billion to the U.S. government, including the U.S. Internal Revenue Service. The Plea Agreement also requires CSAG to lawfully undertake certain remedial actions to address the conduct described in the Plea Agreement.

As indicated above, CSAG has entered into other settlements relating to the conduct set out in the Plea Agreement. CSAG has entered into a Consent Order with the Federal Reserve Board (the “Federal Reserve”) to resolve certain findings by the Federal Reserve, including that the activities of CSAG regarding opening of foreign accounts for U.S. taxpayers, provision of investment services to U.S. clients, and operation of CSAG’s New York representative office prior to 2009 lacked adequate enterprise-wide risk management and compliance policies and procedures sufficient to ensure that all of its activities comply with U.S. laws and regulations. In addition, CSAG has entered into a Consent Order with the New York State Department of Financial Services (the “DFS”) to resolve the DFS’s investigation into the conduct described in the Plea Agreement. The settlement with the Federal Reserve requires CSAG to pay $100 million to the Federal Reserve, and the settlement with the DFS requires CSAG to pay $715 million to the DFS.

These settlements follow a settlement by Credit Suisse Group AG (“CS Group”), the parent company of CSAG, with the Commission on February 21, 2014 to resolve an investigation by the Commission into solicitation and provision of broker-dealer and investment advisory services to certain U.S. cross-border clients by CS Group while not registered with the Commission as a broker-dealer or investment adviser. As part of the settlement, CS Group retained an independent consultant to evaluate its policies and procedures and examine its broker-dealer and investment adviser activities to fully verify that the business that was the subject of the Commission investigation has been completely exited. CS Group also agreed to pay $196,511,014, which includes $82,170,990 in disgorgement, $64,340,024 in interest and a $50,000,000 penalty.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 28, 2014	Credit Suisse Asset Management Income Fund, Inc.

/s/ Joanne Doldo
Name: Joanne Doldo
Title: Chief Legal Officer

[Signature Page to Form 8-K]